Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	State or Other Jurisdiction of Incorporation or Organization
704Games Company	Delaware
MS Gaming Development LLC	Russia
Motorsport Games Limited	United Kingdom
Racing Pro League, LLC	Delaware